As filed with the Securities and Exchange Commission on April 10, 2025
Registration No. 333-245006
Registration No. 333-268141
Registration No. 333-274123
Registration No. 333-281434

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
Form S-8 Registration Statement File No. 333-245006
Form S-8 Registration Statement File No. 333-268141
Form S-8 Registration Statement File No. 333-274123
Form S-8 Registration Statement File No. 333-281434
Under
The Securities Act of 1933

Nikola Corporation (Exact name of the registrant as specified in its charter)

Nikola Corporation 2020 Stock Incentive Plan
Nikola Corporation 2020 Employee Stock Purchase Plan
Nikola Corporation 2017 Stock Option Plan
Nikola Corporation 2022 Inducement Plan
Romeo Power, Inc. 2020 Long-Term Incentive Plan
(Full titles of plans)

Delaware (State or other jurisdiction of incorporation or organization)	82-4151153 (I.R.S. Employer Identification No.)

4141 E Broadway Road Phoenix, AZ	Britton M. Worthen, Esq. Chief Legal Officer Nikola Corporation 4141 E Broadway Road Phoenix, AZ 85040	85040
(Address of principal executive offices)	(Name and address agent for service)	(Zip Code)

(480) 581-8888
(Telephone number, including area code, of agent for service)

Copies to:

Stanley F. Pierson Gabriella A. Lombardi Julie Park Pillsbury Winthrop Shaw Pittman LLP 2550 Hanover Street Palo Alto, CA 94304 (650) 233-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,”

“accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES
This Post-Effective Amendment (this “Post-Effective Amendment”), filed by Nikola Corporation, a Delaware corporation (the “Registrant”), relates to the following Registration Statements on Form S-8 previously filed by the Registrant (collectively, the “Registration Statements”) with the Securities and Exchange Commission (the “SEC”):

Registration No.	Date Filed With the SEC	Name of Equity Plan	Number of Shares of Common Stock Originally Registered
333-245006	08/12/2020	Nikola Corporation 2020 Stock Incentive Plan, Nikola Corporation 2020 Employee Stock Purchase Plan, Nikola Corporation 2017 Stock Option Plan	86,521,209*
333-268141	11/03/2022	Nikola Corporation 2022 Inducement Plan, Romeo Power, Inc. 2020 Long-Term Incentive Plan	1,577,812*
333-274123	08/21/2023	Nikola Corporation 2020 Stock Incentive Plan	30,000,000*
333-281434	08/09/2024	Nikola Corporation 2020 Stock Incentive Plan	4,333,333
__________
*The number of shares of common stock originally registered have not been adjusted to reflect the one-for-thirty (1-for-30) reverse stock split that became effective on June 24, 2024.
On April 3, 2025, the Registrant filed a Notification of Removal From Listing and/or Registration on Form 25 with the SEC to delist its common stock from The Nasdaq Stock Market LLC and to deregister the common stock under Section 12(b) of the Securities Exchange Act of 1934, in connection with filing for voluntary petitions for relief under chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware on February 19, 2025. Accordingly, the Registrant is terminating all offerings of its securities pursuant to existing registration statements under the Securities Act of 1933, including the above-referenced Registration Statements.
Pursuant to the undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment to terminate the effectiveness of such Registration Statements and to deregister, as of the effectiveness of this Post-Effective Amendment, any and all shares of common stock registered thereunder that remain unsold as of the effectiveness date. As a result of this deregistration and upon the effectiveness of this Post-Effective Amendment, no securities will remain registered pursuant to the Registration Statements.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the Registration Statements and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona, on April 10, 2025.

NIKOLA CORPORATION

By:	/s/ Stephen J. Girsky
Stephen J. Girsky President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.